Exhibit k(i)

The Prudential Insurance Company of America
Prudential Plaza
Newark, NJ 07102-3777

Ladies and Gentlemen:

In my capacity as Vice President, Corporate Counsel, Law Department of The Prudential Insurance Company of America ("Prudential Insurance"), I have reviewed the establishment on June 14, 1988 of The Prudential Variable Contract Account - GI-2 (the "Account") by the Board of Directors of Prudential as a separate account for assets applicable to certain variable life insurance contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I have also reviewed the resolution dated December 10, 1996 of the Finance Committee of the Board of Directors of Prudential Insurance expanding the investment options in which the Account may invest. I am responsible for oversight of the preparation and review of the Registration Statement on Form N-6, filed by Prudential Insurance with the U.S. Securities and Exchange Commission (Registration No. 333-01031) under the Securities Act of 1933 for the registration of certain group variable universal life insurance contracts and certificates thereunder issued with respect to the Account.

I am of the following opinion:

      1. Prudential Insurance is a corporation duly organized under the laws of the State of New Jersey and is a validly existing corporation.

      2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

      3. The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the group variable universal life insurance contracts and the certificates thereunder is not chargeable with liabilities arising out of any other business Prudential Insurance may conduct.

      4. The group variable universal life insurance contracts and the certificates thereunder are legal and binding obligations of Prudential Insurance, in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ Clifford E. Kirsch
                                            ------------------------------------
                                            Clifford E. Kirsch
                                            Vice President and Corporate Counsel


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